UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): September 13, 2012

INVESTVIEW, INC.

(Exact name of registrant as specified in charter)

Nevada	000-27019	87-0369205
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

12244 South Business Park Drive, Suite 240

Draper, Utah 84020

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including area code: (801) 889-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement

Item 8.01       Other Events

On September 13, 2012, Investview Inc. (the “Company”) entered into Share Exchange Agreement (the “Instilend Agreement”) with Instilend Inc., a New York corporation (“Instilend”), and Todd Tabacco, Derek Tabacco and Rich L’Insalata, the shareholders of Instilend (the “Sellers”).

Pursuant to the terms of the Instilend Agreement, the Company agreed to acquire, and the Sellers agreed to sell, 100% of the outstanding securities of Instilend in consideration for 500,000 shares of common stock of the Company and a Convertible Promissory Note in the principal amount of $500,000, which will bear 5% interest per annum and may be paid in cash or shares of common stock. The Convertible Promissory Note will mature three years from the date of issuance and converts into common stock at a price of $8.00 per share. In addition, each of the Sellers will enter employment agreements, non-compete agreements and lock-ups agreements, as applicable. The closing of the acquisition is subject to standard closing conditions and Instilend is required to deliver audited financials statement for the year ended March 31, 2012 and unaudited financial statements for the most recent quarter. The parties intend to close the acquisition on or before October 30, 2012.

At the time of closing, Instilend will be the exclusive owner of the Matador platform and LendEQS platform, client list of a software program known as Stock Locate and the related website, www.locatestock.com. Following the closing, Instilend will be a 100% owned subsidiary of the Company.

The letter of intent with respect to the “Quick & Reilly” brand entered between First National Boston Corporation (“FNBC”) and the Company expired pursuant to its terms.  The parties have verbally agreed to again commence discussions with respect to the Company’s acquisition of the brand pending FNBC obtaining Federal agency approval with respect to the brand.

Item 9.01      Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
10.1	Share Exchange Agreement between Investview Inc., Todd Tabacco, Derek Tabacco, Rich L’Insalata and Instilend Inc.

99.1	Press Release dated September 19, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INVESTVIEW, INC.

By: /s/ John R. MacDonald
Name: John R. MacDonald
Title: Chief Financial Officer

Date:      September 19, 2012